Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Altice USA, Inc. ("Altice USA") hereby certifies, to such officer's knowledge, that Altice USA's Annual Report on Form 10-K for the year ended December 31, 2023, as amended by the Amendment No. 1 on Form 10-K (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Altice USA.

Date:	August 1, 2024	By:	/s/ Dennis Mathew
Dennis Mathew
Chief Executive Officer

Date:	August 1, 2024	By:	/s/ Marc Sirota
Marc Sirota
Chief Financial Officer